Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY22 1st Quarter Results

ST. LOUIS (Feb. 2, 2022) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2022 first quarter ended December 31. Highlights include:

•	Net income of $55.7 million ($1.01 per diluted share) compared to $88.9 million, or $1.65 per share in the first quarter a year ago
•	Net economic earnings* of $62.6 million, or $1.14 per share, down from $76.9 million, or $1.42 per share a year ago, reflecting warm weather and higher expenses
•	Spire STL Pipeline received a temporary certificate to continue operation through winter and beyond
•	Earnings expectations for 2022 remain unchanged at $3.70 - $4.00 per share

“During the quarter, we gained certainty on the continued operation of the Spire STL Pipeline as the FERC granted a temporary certificate in December. At the same time, we received a final order in our Missouri rate review that was inconsistent with the precedent established in previous rate cases. As a result, we have filed a 60-day notice of our intent to file a new general rate case in Missouri,” said Suzanne Sitherwood, president and chief executive officer of Spire. “As we are addressing these challenges, we are continuing our capital investment in infrastructure upgrades to strengthen the safety and integrity of our gas operations and enhance our sustainability while remaining focused on serving our customers, supporting our communities and delivering results for our shareholders.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic Earnings (Loss)* by Segment
Gas Utility	$67.2	$76.4
Gas Marketing	0.5	3.3
Other	(5.1)	(2.8)
Total	$62.6	$76.9	$1.14	$1.42
Other net economic earnings adjustments, pre-tax	(3.7)	16.0	(0.07)	0.31
Income tax adjustments	(3.2)	(4.0)	(0.06)	(0.08)
Net Income	$55.7	$88.9	$1.01	$1.65
Weighted Average Diluted Shares Outstanding	51.7	51.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

We reported a consolidated net income of $55.7 million ($1.01 per diluted share), compared to a prior year net income of $88.9 million ($1.65 per share). Current year net economic earnings (NEE) were $62.6 million ($1.14 per share), compared to $76.9 million ($1.42 per share) last year. The decrease reflects warm weather that impacted both the Gas Utility and Gas Marketing segments, and higher expenses.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Gas Utility reported NEE of $67.2 million, compared to $76.4 million in the prior year. The $9.2 million decrease was primarily a result of weather that was 26% warmer than normal and 19% warmer than a year ago across all our utilities.

Contribution margin decreased $0.6 million from the prior year, as weather and the related off‑system sales decline were partially offset by a rate adjustment under the Rate Stabilization and Equalization (RSE) mechanism for Spire Alabama and higher Infrastructure System Replacement Surcharge (ISRS) revenues for Spire Missouri.

Depreciation and amortization expense increased by $6.0 million from last year, reflecting our capital investments.

Operation and maintenance (O&M) expenses of $107.3 million were up $4.3 million from last year, reflecting both a $1.7 million nonservice cost transfer to other income (no earnings impact) and a $1.0 million increase in non-operating overhead costs that were capitalized in the prior year (as discussed in the Regulatory update that follows). Net of these items, O&M costs were up $1.6 million reflecting higher employee-related costs offset by lower bad debt expenses.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. NEE was $0.5 million, compared to NEE of $3.3 million in the prior year. Performance in the current-year period reflects less favorable market conditions partially offset by lower employee-related costs.

Other

Other gas-related operations and corporate costs totaled $5.1 million this quarter, compared to $2.8 million in the prior-year quarter. The increase was primarily attributable to higher corporate costs and timing.

Regulatory update

Missouri

For Spire Missouri’s rate case filed in December 2020, new rates became effective on Dec. 23, 2021, following the issuance of an amended order by the Missouri Public Service Commission (MoPSC) on Nov. 12, 2021.

The order departed from a long-standing precedence regarding capital structure, by including short-term debt for the first time, and by halting capitalization of prudently incurred non-operational overhead costs pending the outcome of an audit of Spire Missouri’s compliance with Federal Energy Regulatory Commission (FERC) accounting rules. Spire Missouri is working with the MoPSC staff to facilitate the audit on an expedited basis. This includes quantification of the overheads subject to the order and confirming what portion of these costs may be deferred into a regulatory asset (rather than being expensed) until capitalization resumes.

While we expect full recovery of these prudently incurred overhead costs, until we obtain specific assurance on recovery, these costs incurred are expensed, with an annual pre-tax impact estimated to be in the range of $20 million to $30 million. Overhead costs incurred in our first quarter of fiscal 2022 totaled $1.0 million since the Dec. 23, 2021 effective date. These expenses will increase materially in our second quarter until the regulatory recovery of these overhead costs is clarified.

On Jan. 5, 2022, Spire Missouri filed a 60-day notice of intent to file a new general rate case. This new case will include the capital structure and overhead issues, as well as updates for the cost of service and new capital deployed.

On Dec. 23, 2021, Spire Missouri filed a new ISRS case, seeking recovery of $11.3 million in annual revenues for investments in infrastructure upgrades to replace distribution pipes with newer materials. We expect new ISRS rates to be effective in our fiscal 2022 third quarter.

Alabama

In October 2021, Spire Alabama and Spire Gulf filed their annual RSE rate with the Alabama Public Service Commission (APSC), presenting the utilities’ budgets for the fiscal year ending Sept. 30, 2022, including net income and a calculation of allowed return on average common equity. The filings were approved by the APSC and new rates went into effect in early January 2022.

Spire STL Pipeline

On Dec. 3, 2021, the FERC issued a new temporary certificate authorizing the continued operation of Spire STL Pipeline while the FERC reviews permanent long-term approval of the pipeline under a court-ordered remand. As part of the remand process now underway, the FERC issued a notice of intent to prepare a supplemental Environmental Impact Statement for Spire STL Pipeline. Based on the FERC issuances to date, we expect the remand process to continue into 2023.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5-7% given our growth strategy, expectations of reasonable regulatory outcomes, and planned capital investment in infrastructure upgrades, innovation and new business. Our targeted capital investment for the 5-year period through fiscal 2026 remains $3.1 billion, and this level of investments is anticipated to drive 7-8% rate base growth for our utilities. Capital expenditures for fiscal 2022 are targeted at $570 million.

Our fiscal 2022 NEE is expected to fall in the range of $3.70 to $4.00 per share, reflecting the Missouri rate order and the uncertainty surrounding recovery of overhead costs as noted above.

Balance Sheets and Cash Flow

For the first quarter of fiscal 2022, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at Dec. 31, 2021, were $846.0 million, up from $672.0 million at fiscal 2021 year-end and from $696.1 million a year ago, reflecting higher seasonal borrowing levels and deferred gas cost balances offset by the timing of long-term debt financing. We retain capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs. Spire had approximately $379 million of available short-term financing at Dec. 31, 2021.

Net cash used in operating activities was $229.9 million for the three months ended Dec. 31, 2021, compared to net cash provided by operating activities of $7.6 million for the three months ended Dec. 31, 2020. The decrease was largely driven by fluctuations in working capital balances, primarily timing from recoverability of regulatory assets.

Capital expenditures for 2021 were $145.7 million, down from $163.6 million in the prior year due to decreases in investment for the Spire STL Pipeline and Spire Storage, and lower expenditures for our gas utilities primarily as a result of the timing of capital projects.

For additional details on Spire’s results for the first quarter of fiscal 2022, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.685 per share, payable April 4, 2022, to shareholders of record on March 11, 2022. We have continuously paid a cash common stock dividend since 1946, with 2022 marking the 19th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable May 16, 2022, to holders of record on April 25, 2022.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2022 first quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, Feb. 2
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on Feb. 2 until Mar. 2, 2022, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 8093061.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2021	2020
Operating Revenues	$555.4	$512.6
Operating Expenses:
Natural gas	249.2	181.2
Operation and maintenance	116.4	111.6
Depreciation and amortization	56.9	50.8
Taxes, other than income taxes	37.6	36.1
Total Operating Expenses	460.1	379.7
Operating Income	95.3	132.9
Interest Expense, Net	28.6	25.7
Other Income, Net	7.4	4.3
Income Before Income Taxes	74.1	111.5
Income Tax Expense	18.4	22.6
Net Income	55.7	88.9
Provision for preferred dividends	3.7	3.7
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$51.9	$85.1

Weighted Average Number of Shares Outstanding:
Basic	51.6	51.5
Diluted	51.7	51.6

Basic Earnings Per Common Share	$1.01	$1.65
Diluted Earnings Per Common Share	$1.01	$1.65
Dividends Declared Per Common Share	$0.685	$0.65

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2021	2021	2020
ASSETS
Utility Plant	$7,329.2	$7,225.0	$6,860.2
Less: Accumulated depreciation and amortization	2,204.4	2,169.3	2,113.3
Net Utility Plant	5,124.8	5,055.7	4,746.9
Non-utility Property	474.2	471.1	448.7
Other Investments	90.4	83.1	74.8
Total Other Property and Investments	564.6	554.2	523.5
Current Assets:
Cash and cash equivalents	8.2	4.3	3.5
Accounts receivable, net	749.0	596.3	423.0
Inventories	325.6	305.0	184.5
Other	352.5	410.9	159.0
Total Current Assets	1,435.3	1,316.5	770.0
Deferred Charges and Other Assets	2,525.8	2,430.0	2,475.2
Total Assets	$9,650.5	$9,356.4	$8,515.6

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,568.6	1,569.6	1,601.7
Retained earnings	859.5	843.0	771.2
Accumulated other comprehensive (loss) income	(0.3)	3.6	(28.1)
Total Shareholders' Equity	2,669.8	2,658.2	2,586.8
Temporary equity	9.8	9.8	5.3
Long-term debt (less current portion)	3,206.8	2,939.1	2,517.6
Total Capitalization	5,886.4	5,607.1	5,109.7
Current Liabilities:
Current portion of long-term debt	31.2	55.8	110.8
Notes payable	846.0	672.0	696.1
Accounts payable	427.5	409.9	260.8
Accrued liabilities and other	416.0	470.6	479.0
Total Current Liabilities	1,720.7	1,608.3	1,546.7
Deferred Credits and Other Liabilities:
Deferred income taxes	615.6	612.3	541.9
Pension and postretirement benefit costs	222.5	235.9	289.2
Asset retirement obligations	524.8	519.6	545.6
Regulatory liabilities	531.8	620.9	357.3
Other	148.7	152.3	125.2
Total Deferred Credits and Other Liabilities	2,043.4	2,141.0	1,859.2
Total Capitalization and Liabilities	$9,650.5	$9,356.4	$8,515.6

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2021	2020
Operating Activities:
Net Income	$55.7	$88.9
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	56.9	50.8
Deferred income taxes and investment tax credits	18.4	21.8
Changes in assets and liabilities	(361.6)	(156.4)
Other	0.7	2.5
Net cash (used in) provided by operating activities	(229.9)	7.6

Investing Activities:
Capital expenditures	(145.7)	(163.6)
Other	2.6	—
Net cash used in investing activities	(143.1)	(163.6)

Financing Activities:
Issuance of long-term debt	300.0	150.0
Repayment of long-term debt	(55.8)	(5.4)
Issuance of short-term debt, net	174.0	48.1
Issuance of common stock	0.4	0.4
Dividends paid on common stock	(34.6)	(32.2)
Dividends paid on preferred stock	(3.7)	(3.7)
Other	(3.4)	(1.8)
Net cash provided by financing activities	376.9	155.4

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	3.9	(0.6)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	11.3	4.1
Cash, Cash Equivalents, and Restricted Cash at End of Period	$15.2	$3.5

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2021
Net Income (Loss) [GAAP]	$63.1	$(2.3)	$(5.1)	$55.7	$1.01
Adjustments, pre-tax:
Fair value and timing adjustments	—	3.7	—	3.7	0.07
Income tax adjustments (1)	4.1	(0.9)	—	3.2	0.06
Net Economic Earnings (Loss) [Non-GAAP]	$67.2	$0.5	$(5.1)	$62.6	$1.14

Three Months Ended December 31, 2020
Net Income (Loss) [GAAP]	$76.5	$15.2	$(2.8)	$88.9	$1.65
Adjustments, pre-tax:
Fair value and timing adjustments	(0.1)	(15.9)	—	(16.0)	(0.31)
Income tax adjustments (1)	—	4.0	—	4.0	0.08
Net Economic Earnings (Loss) [Non-GAAP]	$76.4	$3.3	$(2.8)	$76.9	$1.42

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items, and for fiscal 2022, include a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2021
Operating Income (Loss) [GAAP]	$94.4	$(3.1)	$4.0	$—	$95.3
Operation and maintenance expenses	107.3	2.7	10.0	(3.6)	116.4
Depreciation and amortization	54.6	0.3	2.0	—	56.9
Taxes, other than income taxes	37.0	—	0.6	—	37.6
Less: Gross receipts tax expense	(21.7)	(0.2)	—	—	(21.9)
Contribution Margin [Non-GAAP]	271.6	(0.3)	16.6	(3.6)	284.3
Natural gas costs	210.2	48.0	—	(9.0)	249.2
Gross receipts tax expense	21.7	0.2	—	—	21.9
Operating Revenues	$503.5	$47.9	$16.6	$(12.6)	$555.4

Three Months Ended December 31, 2020
Operating Income [GAAP]	$106.8	$20.3	$5.8	$—	$132.9
Operation and maintenance expenses	103.0	3.3	8.6	(3.3)	111.6
Depreciation and amortization	48.6	0.3	1.9	—	50.8
Taxes, other than income taxes	35.5	0.2	0.4	—	36.1
Less: Gross receipts tax expense	(21.7)	—	—	—	(21.7)
Contribution Margin [Non-GAAP]	272.2	24.1	16.7	(3.3)	309.7
Natural gas costs	204.3	0.7	—	(23.8)	181.2
Gross receipts tax expense	21.7	—	—	—	21.7
Operating Revenues	$498.2	$24.8	$16.7	$(27.1)	$512.6